Exhibit 10.16

December 18, 2013
Michael Paolucci
PO Box XXXX
XXXX, CA XXXXX

Dear Mike:
NuVasive, Inc. (“the Company”) is pleased to offer you employment on the terms and conditions stated in this letter. The Company is offering you the full time, exempt position of Executive Vice President, Global Human Resources. As Executive Vice President, Global Human Resources, you will report to me. Your job duties will be further outlined upon your employment. I would like for you to begin work in this capacity on January 27, 2014 or within reasonable proximity of this date.
Your initial rate of compensation will be $365,000 annually (“Base Salary”). You will be eligible for an annual non pro-rated Shareowner bonus for 2014, which is targeted at 70% of your base salary and depends upon the Company’s successful achievement of its operational goals, and your overall performance against your Individual Performance Measures.  This bonus requires that you be employed in good standing on the payout date (which is generally the first week of March, in the following year). You will receive a grant of Restricted Stock Units (“RSUs”), representing shares of NuVasive stock, in the target amount of $700,000.  The number of RSUs granted is determined by the 200-day trailing average share price, measured on the first day of the month in which you are hired.  The RSUs will vest according to the following schedule: 50% time vested on the effective start date and 50% as defined by the 2014 Executive Compensation Plan. In the event of Change in Control, you will receive 18 months’ salary and bonus, commensurate with the rest of the executive team (further information provided). Additionally, you will be eligible for MD VIP, medical, dental, life insurance, 401K, ESPP and vacation benefits. This offer is contingent on successful background and reference checks.
Your employment pursuant to this offer is contingent upon your execution of the attached Proprietary Information, and Inventions Agreement and upon your compliance with all contractual obligations that you may have with your former employer. You agree that during the course of performing your duties on behalf of NuVasive, you will not use or disclose to NuVasive any confidential or proprietary information that may belong to others. You have already indicated to us that you have no such information in your possession.
As a member of the Executive Committee, it will be your responsibility to lead across the entire organization. I know that you will quickly expand your influence and lift the entire organization through your example. Our common goal is to advance NuVasive’s Top 3 Priorities, while demonstrating Absolute Responsiveness® in all of our interactions and exhibiting the unique combination of cultural attributes that will soon propel NuVasive to be the No. 3 spine company in the world and the first $1B Start-Up! It is an exciting, rewarding journey and I look forward to having you on the team.
I wish you tremendous success in your new role!
Very truly yours,
/s/ Alex Lukianov
Alex Lukianov
Please sign below indicating your understanding and acceptance of this new role and return the fully executed letter, along with the executed Proprietary Information and Inventions Agreement to Christian Zaal, Director, Corporate Affairs, Office of the Chair. A fully executed copy of this letter will be returned to you upon commencement of your employment with NuVasive.

December 22, 2013	/s/ Michael E. Paolucci
Date	Michael E. Paolucci